Exhibit 23.1

Yusufali & Associates, LLC Certified Public Accountants & IT Consultants AICPA, HITRUST, PCAOB, PCIDSS, & ISC2 Registered 55 Addison Drive, Short Hills, NJ 07078

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Lottery.com Inc.

Ft. Worth, Texas

Consent

We consent to the inclusion in the Prospectus that constitutes a part of this Form S-1 Registration Statement of Lottery.com Inc. (the “Company”) of our report dated June 4, 2024, relating to our audit of the Company’s financial statements as of December 31, 2023 and December 31, 2022, and for the years then ended.

We also consent to the reference to us under the heading “Experts.”

Yusufali Musaji Managing Partner

Yusufali & Associates, LLC

Short Hills, NJ 07078

September 24, 2024

PCAOB registration # 3313

We have served as the company’s auditor since 2023